Exhibit G

March 10, 2017

Morgan Stanley & Co. LLC

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Tintri, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley (the “Underwriters”), of shares (the “Shares”) of the common stock, $0.00005 par value per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to:

(a)	transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;

(b)	the sale of shares of Common Stock pursuant to the Underwriting Agreement;

(c)

transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (i) as a bona fide gift, or gifts, or for bona fide estate planning purposes, (ii) upon death or by will, testamentary document or intestate succession, (iii) to an immediate family member of the undersigned or to any trust for the direct or indirect benefit of the undersigned or one or more immediate family members of the undersigned (for purposes of this letter, “immediate family” shall mean any spouse or domestic partner and any relationship by blood, current or former marriage or adoption, not more remote than first cousin), or (iv) if the undersigned is a trust, to any trustee or beneficiary of the undersigned or the estate of any such trustee or beneficiary;

(d)	transfers or distributions of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock by a stockholder that is a corporation, partnership, limited liability company or other business entity (i) to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or managed by or is under common control with such stockholder or (ii) as part of a transfer or distribution to an equity holder of such stockholder or to the estate of any such equity holder;

(e)	(i) the receipt by the undersigned from the Company of shares of Common Stock upon the exercise or settlement of options or restricted stock units granted under a stock incentive plan or other equity award plan which plan is described in the registration statement related to the Public Offering (the “Registration Statement”) and the Prospectus or (ii) the transfer of shares of Common Stock or any securities convertible into Common Stock to the Company upon a vesting event of the Company’s securities or upon the exercise of options or warrants to purchase the Company’s securities granted under a stock incentive plan or other equity award plan which plan is described in the Registration Statement and Prospectus, in each case on a “cashless” or “net exercise” basis and to the extent permitted by the instruments representing such options or warrants or to cover tax obligations of the undersigned in connection with such vesting or exercise, so long as such “cashless exercise” or “net exercise” is effected solely by the surrender of outstanding options or warrants (or the Common Stock issuable upon the exercise thereof) to the Company and the Company’s cancellation of all or a portion thereof to pay the exercise price and/or tax obligations; provided that in the case of (i), the shares received upon such exercise or settlement of the option or restricted stock unit are subject to the terms of this letter, and provided further in the cases of (i) or (ii) that no filing under Section 16(a) of the Exchange Act or any other public filing or disclosure of such transfer shall be required or shall be voluntarily made within 60 days after the date of the Prospectus, and after such 60th day, if the undersigned is required to file a report under Section 16(a) of the Exchange Act or any other public filing or disclosure of such transfer during the Restricted Period, the undersigned shall include a statement in such report to the effect that, in the case of (i), such transfer relates to the exercise or settlement of options or restricted stock units, the shares of Common Stock received upon such transfer are subject to the terms of this letter and no shares or securities were sold, and in the case of (ii), the purpose of such transfer was to exercise options or warrants to purchase the Company’s securities, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the undersigned in connection with such vesting or exercise;

(f)	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period;

(g)	the transfer of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock that occurs by operation of law pursuant to a qualified domestic order in connection with a court order or in connection with a divorce settlement, provided that any filing under Section 16(a) of the Exchange Act or any other public filing or disclosure of such transfer by or on behalf of the undersigned that is made during the Restricted Period as a result of such transfer shall include a statement that such transfer has occurred by operation of law;

(h)	any transfer of Common Stock to the Company pursuant to arrangements under which the Company has the option to repurchase such shares or securities or a right of first refusal with respect to transfers of such shares or securities, in each case at the lower of cost or fair market value in connection with the termination of employment or service of the undersigned with the Company, provided that any filings under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the undersigned, shall state that the transfer is in connection with (i) a repurchase by the Company at the lower of cost or fair market value in connection with the termination of employment or service of the undersigned with the Company or (ii) the exercise of the Company’s right of first refusal with respect to the transfer of such shares or securities;

(i)	the conversion or reclassification of the outstanding preferred stock or other classes of common stock of the Company into shares of Common Stock in connection with the consummation of the Public Offering, provided that any such shares of Common Stock received upon such conversion or reclassification shall remain subject to the terms of this letter; and

(j)

the transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock after the closing of the Public Offering pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Stock involving a change of control of the Company; provided that such transaction must be approved by the board of directors of the Company and, in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the undersigned shall remain subject to the terms of this letter. For purposes of this agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Public Offering), of shares of Common Stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity).

provided that in the case of any transfer or distribution pursuant to clause (c), (d) or (g), each transferee, donee or distributee shall sign and deliver a lock-up letter substantially in the form of this letter for the balance of the Restricted Period prior to such transfer or distribution;

provided further that in the case of any transfer or distribution pursuant to clause (c), (A) such transfer shall not involve a disposition of value and (B) no filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the undersigned, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period (other than any required Form 5 filing); and

provided further that in the case of any transfer or distribution pursuant to clause (d), (A) such transfer shall not involve a disposition of value and (B) no filing under Section 16(a) of the Exchange Act, or any other public filing or disclosure of such transfer by or on behalf of the undersigned, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period.

In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in or in connection with the Public Offering.

If the undersigned is an officer or director of the Company, (i) Morgan Stanley agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, Morgan Stanley will notify the Company of the impending release or waiver, and (ii) the

Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Morgan Stanley hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

This agreement shall automatically terminate upon the earliest to occur of: (1) the date the Company provides the Underwriters with written notice that it does not intend to proceed with the Public Offering, but only in the event such notice is given prior to the execution of the Underwriting Agreement; (2) the termination of the Underwriting Agreement before the sale of any Common Stock to the Underwriters; or (3) December 31, 2017, if the Underwriting Agreement has not been executed by that date (provided that the Company may by written notice to the undersigned prior to December 31, 2017 extend such date for a period of up to an additional three months).

Very truly yours,

/s/ Adam Grosser
(Signature)

Silver Lake Technology Investors Kraftwerk, L.P.
(Print Name of Stockholder)

Adam Grosser
(Print Name of Authorized Signatory, if applicable)

Managing Director
(Print Title of Authorized Signatory, if applicable)

2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
(Address)